Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 31st day of March, 2011, by and between R. William Petty, M.D. (“Executive”), and Exactech, Inc., a Florida corporation (the “Company”).

Recitals

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated March 31, 2008, (the “Employment Agreement”); and

WHEREAS, the Employment Agreement contemplated that the Employment Agreement would terminate on December 31, 2010 and, beginning on January 1, 2011, the Company would employ the Executive in another mutually agreeable executive level position until December 31, 2013 (the “Subsequent Term”); and

WHEREAS, the Employment Agreement was amended as of December 31, 2010 to extend the term thereof until March 31, 2011; and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement to extend its current term to June 30, 2011 and begin the Subsequent Term on July 1, 2011 to allow for the renegotiation of the new employment agreement that will govern the Subsequent Term (the “New Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 2.1 of the Employment Agreement is hereby amended by deleting the reference to “March 31, 2011” and substituting therefor “June 30, 2011.”

2. Section 2.4 of the Employment Agreement is hereby amended by deleting the reference to “April 1, 2011” and substituting therefor “July 1, 2011.”

3. The Company and the Executive each acknowledge and agree that, in light of the foregoing amendments, until the beginning of the Subsequent Term, the total compensation for which shall be determined and set forth in the New Employment Agreement, the Executive’s Base Salary and Royalties shall continue to be controlled by Sections 3.1 and 3.2, respectively, of the Employment Agreement, taking into account any increases to such Base Salary the Board has approved since the initial effective date of the Employment Agreement; provided, however, that any Additional Compensation, as previously governed by Section 3.3 of the Employment Agreement (e.g., incentive compensation, bonuses, etc.), for calendar year 2011 shall be determined and governed in accordance with the additional compensation awards and performance metrics and methodologies to be granted and established by the Compensation Committee no later than March 31, 2011.

4. Except as specifically amended hereby, the Employment Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

5. This Amendment shall be deemed a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

6. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first written above.

ADDRESS:	THE COMPANY:

c/o Exactech, Inc. 2320 N.W. 66th Court Gainesville, Florida 32653	EXACTECH
	By:	/s/ James Binch
	Name:	James Binch
	Title:	Compensation Committee Representative

ADDRESS:	THE EXECUTIVE:

c/o Exactech, Inc. 2320 N.W. 66th Court	/s/ R. William Petty
Gainesville, Florida 32653	Name: R. William Petty, M.D.

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